HIGHLAND OPPORTUNITIES AND INCOME FUND

(the “Fund”)

Supplement dated July 24, 2024 to the Fund’s Statement of Additional Information (the “SAI”), dated July 1, 2019, as supplemented from time to time

This supplement provides new and additional information beyond that contained in the SAI and should be read in conjunction with the SAI. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the SAI.

Effective immediately, the following will replace the table entitled “Officers” in the “Management of the Fund” section beginning on page 29 of the SAI:

Name, Date of Birth, Position(s) held with the Trust and Length of Time Served, Term of Office	Principal Occupations(s) During the Past Five Years
OFFICERS

Dustin Norris (1/6/1984) Executive Vice President since April 2019; Indefinite Term	Head of Distribution and Chief Product Strategist at NexPoint Advisors, L.P. since March 2019; President of NexPoint Securities, Inc. since April 2018; Officer of the Fund Complex since November 2012.

Frank Waterhouse (4/14/1971) Treasurer since May 2015; Principal Accounting Officer since October 2017; Principal Executive Officer and Principal Financial Officer since April 2021; Indefinite Term	Chief Financial Officer of Skyview Group since February 2021; Chief Financial Officer and Partner of HCMLP from December 2011 and March 2015, respectively, to February 2021; Treasurer of the Fund Complex since May 2015; Principal Financial Officer of HCMLP from October 2017 to February 2021; Principal Executive Officer of HCMLP from February 2018 to February 2021.

Will Mabry (7/2/1986) Assistant Treasurer since April 2021; Indefinite Term	Director, Fund Analysis of Skyview Group, since February 2021. Prior to his current role at Skyview Group, Mr. Mabry served as Senior Manager – Fund Analysis, Manager – Fund Analysis, and Senior Fund Analyst for HCMLP.

Stephanie Vitiello (6/21/1983) Secretary since April 2021; Chief Compliance Officer and Anti-Money Laundering Officer since November 2021; Indefinite Term	Chief Compliance Officer and Counsel of Skyview Group since February 2021. Prior to her current role at Skyview Group, Ms. Vitiello served as Managing Director – Distressed, Assistant General Counsel, Associate General Counsel and In-House Counsel for HCMLP.

Lauren Fetty (4/15/1992)	Assistant Secretary since February 2024 and Corporate Counsel of Skyview Group since July 2022. Prior to her current role at Skyview Group, Ms. Fetty served as an attorney for Stanton LLP.

Name, Date of Birth, Position(s) held with the Trust and Length of Time Served, Term of Office	Principal Occupations(s) During the Past Five Years
Assistant Secretary since June 2024; Indefinite Term

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.

HFRO-SUPP-0724